EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 18, 2008, accompanying i) the consolidated financial statements of Energy Transfer Partners, L.P. and subsidiaries as of December 31, 2007 and for the four months then ended; ii) the consolidated balance sheet of Energy Transfer Partners GP, L.P. and subsidiaries as of December 31, 2007; and iii) the consolidated balance sheet of Energy Transfer Partners, L.L.C. and subsidiaries as of December 31, 2007, all included in this Current Report of Energy Transfer Partners, L.P. on Form 8-K. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Energy Transfer Partners, L.P. on Forms S-3 (File No. 333-147990, File No. 333-136429 and File No. 333-133176) and on Form S-8 (File No. 333-146338).

/s/ GRANT THORNTON LLP

Dallas, Texas

March 18, 2008